Exhibit 99.1

NEWS RELEASE

Contact:	Cynthia Skoglund	(714) 961-6320
Investor Relations

Beckman Coulter Announces First Quarter Results

Adjusts Outlook for Full Year 2010

ORANGE COUNTY, California, April 28, 2010 – Beckman Coulter, Inc. (NYSE: BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today first quarter ended March 31, 2010 results. Reported first quarter revenue, including $115.7 million from the recent Olympus Diagnostics (“Olympus”) acquisition, was $881.1 million, up 27.4% over prior year quarter, or 23.6% in constant currency. On a constant currency basis, recurring revenue increased 23.7%. Recurring revenue, excluding the impact of Olympus, grew 8.4% in constant currency. Reported net earnings were $38.7 million, or $0.54 per fully diluted share. Adjusted for special items related primarily to restructuring charges and acquisition costs, and excluding Olympus intangibles amortization, net earnings were $61.8 million, or $0.86 per fully diluted share, an increase of 21% over prior year quarter. (See “Non-GAAP Financial Measures” and “Reconciling Items to Non-GAAP Financial Measures.”)

	Quarter Ended March 31
	2010	2009	% Chg
Reported Results (in millions, except per share)
Total Revenue	$881.1	$691.5	27.4%
Recurring Revenue	$731.3	$573.7	27.5%
Operating Income	$79.9	$39.6	101.7%
Diluted Earnings per Share	$0.54	$0.32	68.8%

Adjusted Results (revenue growth in constant currency)
Total Revenue Growth			23.6%
Recurring Revenue Growth			23.7%
Excluding Olympus			8.4%
Operating Income[1]	$103.6	$66.0	57.0%
Diluted Earnings per Share[1]	$0.86	$0.71	21.1%

See “Non-GAAP Financial Measures,” where the impact of certain items on reported results are discussed.

[1]	Excludes Olympus intangibles amortization and other items noted in “Non-GAAP Financial Measures”

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Beckman Coulter	Page 2

Product Compliance and Quality Matters

Scott Garrett, Chairman, President and Chief Executive Officer, said, “We have committed considerable resources to characterize the factors underlying the product compliance and quality issues, restore troponin to an unambiguous cleared status and ensure that we are on a strong foundation for regulatory compliance in the future.

“As reported through our SEC filings, we have recalled the troponin test, a critical care test used to aid in the diagnosis of cardiac events, from one of our automated immunoassay systems, the DxI, and advised our DxI customers to find an alternate method for troponin testing. In the United States, we recognized approximately $60 million in total annual revenue from troponin in 2009. Of this total, we estimate that $10 to $15 million is at risk.

“Here’s what we know to date:

•

FDA has classified our troponin recall as a Class II event and has agreed to give customers an extension to August 1, 2010 to switch from running troponin on DxI immunoassay systems to an alternate method.

•

We continue to work with FDA to establish a pathway to an unambiguous cleared status in the United States. We have submitted our clinical study proposal to FDA to clear troponin for use on all of our automated immunoassay systems and anticipate a written response soon. Until we have reached agreement with FDA there can be no assurance as to the scope of the clinical study that will be required to clear the test.

•

Based on a review of 58 of our immunoassay tests and our customer complaint files, we don’t believe there are any other significant cross platform bias issues with these immunoassay tests and certainly none that might approach the magnitude of troponin.

•

As a result of our compliance and quality improvement initiative, we are undertaking improvements to other products, including our sensor based tests used for glucose and sodium testing on our LX and DxC chemistry systems.

•

As we indicated in our March 22, 2010 SEC filing, we are evaluating our internal processes and procedures regarding product compliance and quality systems. It is possible that other products could be impacted resulting in corrective actions that might adversely affect our operating results.

“Because we value customer feedback, we have engaged customers in a series of regional forums and established a customer advisory group to provide additional insight into both product performance and customer communications.”

First Quarter Summary

“I am pleased with the growth in each of our businesses, with especially strong demand in international markets for Immunoassay and Flow Cytometry products. Recurring revenue comprised more than 80% of total revenue and 90% of gross profit. Olympus total revenue for the quarter was on track with our expectations for 2010,” Garrett continued.

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Beckman Coulter	Page 3

Recurring revenue increased 23.7% in constant currency, including 15.3% due to the Olympus acquisition. Automated Immunoassay recurring revenue grew 17% in constant currency in the quarter as a result of strong demand in international markets and against a weak prior year quarter.

Cash instrument sales increased 23.3% in constant currency, due to the Olympus acquisition and a strong quarter in Life Science. Life Science cash instrument sales increased 12.4% driven by particularly strong growth in Europe and Asia.

In the quarter, Clinical Diagnostics revenues increased 26.1% in constant currency due to Olympus and robust growth in Europe and Asia. Sales to life science customers increased 7.9% in constant currency against a weak prior year quarter.

On a geographic basis, first quarter revenue in the U.S. increased 12.9%, led primarily by Olympus. In constant currency, international revenue increased 35% due to Olympus and strong demand in Asia.

Operating income in the quarter was $79.9 million. On an adjusted basis, operating income grew to $103.6 million, 57% over prior year quarter. Adjusted operating margin was 11.8%, a 230 basis point improvement over prior year quarter due to Olympus synergies and expense management.

Non-operating expense was $22.5 million (including $8.2 million of interest expense associated with the Olympus acquisition) compared to $21.4 million in the prior year quarter which included a foreign currency loss of $11.8 million related to our hedge for the Olympus purchase. The tax rate in the quarter was 32.6% compared to (13.2%) in the prior year quarter, which benefited from discrete items. The higher tax rate in the first quarter 2010 is primarily due to the write off of a deferred tax asset related to the change in Medicare drug subsidy due to healthcare reform. The adjusted tax rate was 23.8% compared to 19.3% in the prior year quarter; both periods benefited from discrete items.

Net earnings were $38.7 million, or $0.54 per fully diluted share. Excluding Olympus intangibles amortization, restructuring and acquisition–related costs and other items described in the accompanying tables, first quarter adjusted net earnings were $61.8 million or $0.86 per fully diluted share.

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Beckman Coulter	Page 4

Garrett continued, “Strong recurring revenue, careful expense management, and Olympus synergies all contributed to our performance. We are pleased with our progress in cash flow as we approach the five year anniversary of our leasing transition. Adjusted EBITDA for the trailing twelve months increased over 26% to $793 million. Free cash flow for the quarter was $27 million net of a $20 million pension contribution.”

Recent Developments

❖	Declared an $0.18 per share quarterly cash dividend payable on May 21, 2010 to all stockholders of record on May 7, 2010, representing the 86 th consecutive quarterly cash dividend payout.
❖	Re-purchased 224,000 shares of Beckman Coulter stock at an average price of $65.92 per share.
❖

Signed a three-year renewal agreement with Premier, Inc., one of the nation’s largest healthcare purchasing networks, to provide a full range of core laboratory systems and supplies valued at more than $200 million per year.

❖	Signed an agreement with Dendreon, a Seattle-based biotechnology company targeting cancer, to provide flow cytometry systems for use in cancer research.
❖	Signed a multi-year agreement with the American Red Cross, the largest network of blood centers in the U.S., for immunohematology systems used for blood grouping and testing.
❖	Signed a five-year renewal tender with the South African Public Health Service Department to supply products for HIV testing by the National Health Laboratory Services.

Full Year 2010 Outlook

“We are updating our full-year outlook based on the present status of pending product compliance and quality matters and taking into account current foreign exchange rates. We will update our 2010 outlook, as needed, as we work to resolve product compliance and quality matters. Total revenue is now expected to be in the range of $3.75 to $3.85 billion, including $480 to $500 million from Olympus products. Projected recurring revenue growth in constant currency for Beckman Coulter ex-Olympus remains unchanged at 6% to 8%.

“Our expectations for operating margin continue to be about 13.5%. The adjusted tax rate is revised down to approximately 26% reflecting $4 million in discrete items in the first quarter. Non-operating expenses should be about $90 million,” Garrett added.

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Beckman Coulter	Page 5

“Based on a share count of 71.3 million, we now expect full-year adjusted earnings per fully diluted share to be in the range of $4.30 to $4.50. Our 2010 outlook excludes Olympus intangibles amortization of $24 million, anticipated restructuring charges associated with the Olympus acquisition and other site consolidation costs of approximately $30 million and the $8 million charge for the tax change on the Medicare subsidy. CAPEX and depreciation and amortization are both estimated to be between $350 to $375 million.

“I remain confident about the soundness of our strategy and the stability and opportunities in our sector. We continue to leverage our channel presence and customer relationships to pursue many significant long-term growth opportunities including those in China, Cellular Analysis and Molecular Diagnostics. Leverage from the Olympus transaction extends our leadership positions as well as strengthens our relative position on a geographic basis. We are determined to resolve our product compliance and quality matters as quickly as possible and are committed to delivering on our long-term goals of recurring revenue growth of 7 to 9 percent and net earnings growth of 9 to 12 percent,” concluded Garrett.

Investor Conference Call and Webcast

As previously announced, there will be a conference call and webcast presentation today, Wednesday, April 28, 2010 at 5:00 pm ET to discuss the first quarter 2010 results. The presentation webcast will be available live and is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead.” The webcast will be archived for future on-demand replay through Friday, May 14, 2010.

About Beckman Coulter

Beckman Coulter, Inc., based in Orange County, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of consumable supplies (including reagent test kits), service and operating-type lease payments, represent about 80% of the company’s 2009 revenue of $3.3 billion. For more information, visit www.beckmancoulter.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “expect,” “anticipate,” “should,” “estimate,” “confident,” “enthusiastic,” or the negative thereof or comparable terminology, and may include information regarding the company’s expectations, goals or intentions regarding the future, including statements regarding expectations of full year earnings per share, total Olympus revenue and statements under the heading “Full Year 2010 Outlook,” including expectations for constant currency growth in total revenue, recurring revenue growth, operating margins, non-operating expenses, tax rate, CAPEX, adjusted earnings per diluted share, the impact of our acquisition of the lab-based diagnostics business of Olympus, restructuring and acquisition-related costs, product and geographic leadership, stability of our sector, shareholder returns, growth opportunities, quality, operations and our recurring revenue model, and depreciation and amortization. The outlook provided in this press release reflects Beckman Coulter’s current analysis of existing trends and information and represent Beckman Coulter’s judgment only as of the date of this press release.

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Beckman Coulter	Page 6

This press release contains the company’s unaudited financial results for the quarter ended March 31, 2010. These results may change as a result of further review by the company’s independent accountants and management. Final first quarter results will be provided in the company’s report to the SEC on Form 10-Q.

Forward-looking statements included in this press release involve certain risks and uncertainties and are based on management’s current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties, some of which may be beyond the company’s control, that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include our ability to compete effectively; legal and regulatory changes, oversight or other activities, product quality and regulatory compliance requirements, including obtaining new 510K clearances for the use of our Troponin I test on our immunoassay systems, and the cost and time factors involved, FDA actions including recalls, warning letters and fines, failures in our internal processes and systems, the effects of healthcare reform; market demand for the company’s new and existing products; intellectual property infringement claims by others and our ability to protect the company’s intellectual property; difficulty in obtaining materials and components for our products; consolidation of our customer base, formation of group purchasing organizations and changes in customer inventory levels and inventory management practices; reductions in government funding to our customers; foreign currency exchange fluctuations; global market, economic and political conditions and natural disasters; costs associated with our supply chain initiatives; tax risks and regulations; changes in the value of our investment in marketable securities; and our ability to successfully acquire and integrate acquired businesses and realize the anticipated benefits from such acquisitions, including our acquisition of the lab-based diagnostics business of Olympus. Additional factors that could cause actual results to differ are discussed in Part I, Item 1A (Risk Factors) of the company’s Form 10-K filed with the SEC on February 22, 2010. Therefore, the reader is cautioned not to rely on these forward-look statements. Forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update these disclosures except as required by law.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter ended March 31, 2010 and 2009 and with respect to Outlook for 2010. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate our comparison of our historical results to our competitors. The Company reported the following non-GAAP financial measures: “adjusted operating income,” “adjusted operating margin,” “adjusted net earnings,” “adjusted diluted earnings per share,” “adjusted tax rate,” “free cash flow,” “constant currency growth,” “adjusted earnings before interest, taxes, depreciation and amortization” and “adjusted EBITDA”. The Company also provided its outlook for 2010 for “adjusted operating margin,” “adjusted tax rate,” and “adjusted earnings per diluted share.” These non-GAAP financial measures are not in accordance with or an alternative to GAAP.

Adjusted operating income excludes the impact of charges associated with restructuring or relocations in connection with our supply chain improvement initiatives, acquisition and integration related expenses, environmental remediation, charges associated with acquisitions and upfront license fees, and other operating expense items. Some of the items excluded may be beyond the control of management and are less predictable than our core performance. Management expects to continue to incur restructuring costs associated with the Olympus acquisition and other site consolidation costs through 2010, however as disclosed in the Outlook for 2010, management believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted operating income to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the Company uses adjusted operating income to evaluate management performance for compensation purposes. A reconciliation of operating income, the GAAP measure most directly comparable to adjusted operating income, is provided on the attached schedule.

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Beckman Coulter	Page 7

Adjusted operating margin is calculated using adjusted operating income, as described above, divided by revenue. Management uses adjusted operating margin in its analysis of operating budgets and forecasts and to measure our performance against those budgets and forecasts, since this measure is reflective of our operating costs on an ongoing basis and excludes transactions or events that may be beyond the control of management or which are unpredictable. Management uses adjusted operating margin when evaluating the performance trends of our Company compared to others. A reconciliation of operating margin, the GAAP measure most directly comparable to adjusted operating margin, is provided on the attached schedule.

Adjusted net earnings excludes the impact of income and expense items excluded from adjusted operating income and non-operating income and expense items which are considered unusual and the related incremental tax effect of these items. Additionally, adjusted net earnings excludes the impact of a non-recurring charge for deferred tax assets associated with the recently enacted US health care reform legislation related to the Medicare drug subsidy. Adjusted diluted earnings per share exclude the effect of the same items described above from diluted earnings per share. Reconciliations of net earnings, the GAAP measure most directly comparable to adjusted net earnings, and earnings per share, the GAAP measure most directly comparable to adjusted earnings per share, are provided on the attached schedule.

Adjusted EBITDA is a non-GAAP measure that management believes provides useful supplemental information for management and investors. Adjusted EBITDA is a tool that provides a measure of the adjusted net earnings, as described above, of the business before considering the impact of interest, taxes, depreciation and amortization. We believe adjusted EBITDA provides management with a means to analyze and evaluate the profitability of our business and its ability to generate cash flow before the effect of interest, taxes, depreciation and amortization. A reconciliation of net earnings, the GAAP measure most directly comparable to adjusted EBITDA, is provided on the attached schedule.

Adjusted tax rate excludes the incremental tax effect of income and expense items excluded from adjusted net earnings, as described above. A reconciliation of the tax rate, the GAAP measure most directly comparable to adjusted tax rate, is provided on the attached schedule.

Free cash flow is a non-GAAP measure that management believes provides useful supplemental information for management and investors, because it reports the cash provided by operating activities after cash invested in property, plant and equipment. We believe this measure provides management and investors with a measure to determine the health of the business and cash flow generated by the business in excess of the cash needed to be reinvested in the business. A reconciliation of cash provided by operating activities, the GAAP measure most directly comparable to free cash flow, is provided on the attached schedule.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation is consistent with our internal use of the measure, which we use to measure the changes in our operating results against prior periods and against our internally developed targets. We believe our investors also use this measure to analyze the underlying trends in our international operations.

Our Outlook for 2010 adjusted operating income, adjusted operating margin, adjusted tax rate, and adjusted earnings per diluted share exclude the impact of charges or write-offs associated with acquisitions, environmental remediation, restructuring, including relocations in connection with our supply chain improvement initiatives, acquisition and integration related costs, gains or losses upon sale of assets or businesses, the deferred tax charge as a result of healthcare reform and other items that we do not expect to be recurring, because we are unable to forecast such items with reasonable predictability and do not include those items in our operating budgets. Although management expects to continue to incur costs for restructuring associated with the Olympus acquisition and other site consolidations through 2010, estimated to be up to $30 million, management believes those costs do not reflect the ongoing performance of the core business. The Company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to our inability to forecast charges associated with future transactions and initiatives. However, management believes our Outlook for 2010, using the non-GAAP measures indicated, reflects management’s expectation of the performance of the core operations of the Company and believes this information is useful to investors to view our operations through the eyes of management.

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Beckman Coulter	Page 8

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

Reconciling Items to Non-GAAP Financial Measures

The non-GAAP measures described above exclude the following items:

a)	Restructuring and acquisition-related costs – For the quarter ended March 31, 2010 and 2009, we recorded restructuring and acquisition-related charges of $18.2 million and $26.4 million, respectively. The charges during 2010 were primarily associated with integration costs related to our acquisition of Olympus, while during 2009, the charges were primarily related to supply chain improvement initiatives, the Orange County consolidation project, and related charges for severance, relocation, asset impairment and other duplicative exit costs, and $9.8 million of acquisition related expenses.

b)	Olympus intangible asset amortization – $5.5 million for the quarter ended March 31, 2010.

c)	Foreign currency loss related to Olympus acquisition – Consideration for the Olympus acquisition was paid in Japanese Yen. Therefore, to mitigate any unfavorable fluctuation in the movement of the Yen in relation to the U.S. dollar, we entered into forward contracts to purchase Japanese Yen at the spot rate to effectively fix the U.S. dollar cost of the closing payment to approximately $780 million. These business acquisition related forward contracts cannot be designated as hedged instruments under accounting rules. Gains or losses on derivative contracts not designated as a hedged instrument are recognized in earnings. As a result, we recognized a loss of approximately $11.8 million during the first quarter of 2009, which is reflected within non-operating expense in our consolidated statement of earnings.

d)	Deferred tax asset charge – For the quarter ended March 31, 2010, we recorded an $8.0 million charge resulting from the recently enacted US health care reform legislation. This new legislation eliminated the Federal income tax deduction for the portion of the prescription drug expenses of retirees for which companies receive reimbursement under the Medicare Part D drug subsidy program.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Quarter Ended March 31,
	2010	2009
Recurring revenue – supplies, service and lease payments	$731.3	$573.7
Cash instrument sales	149.8	117.8

Total revenue	881.1	691.5

Cost of recurring revenue	354.5	268.3
Cost of cash instrument sales	121.6	104.1

Total cost of sales	476.1	372.4

Operating costs and expenses
Selling, general and administrative	222.9	185.9
Research and development	70.1	59.9
Amortization of intangible assets	13.9	7.3
Restructuring and acquisition related costs	18.2	26.4

Total operating costs and expenses	325.1	279.5

Operating income	79.9	39.6

Non-operating (income) expense
Interest income	(1.3)	(1.3)
Interest expense	24.1	10.9
Other, net	(0.3)	11.8

Total non-operating expense	22.5	21.4

Earnings before income taxes	57.4	18.2
Income tax provision (benefit)	18.7	(2.4)

Net earnings	$38.7	$20.6

Basic earnings per share	$0.55	$0.32

Diluted earnings per share	$0.54	$0.32

Weighted average number of shares outstanding (in thousands)
Basic	70,321	63,545
Diluted	71,534	64,122

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	March 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$296.5	$288.8
Trade and other receivables, net	809.2	827.9
Inventories	596.4	596.8
Deferred income taxes	65.7	79.0
Prepaids and other current assets	109.1	77.4

Total current assets	1,876.9	1,869.9

Property, plant and equipment, net	617.7	621.9
Customer leased instruments, net	503.5	523.0
Goodwill	1,042.0	1,041.9
Other intangible assets, net	547.7	561.8
Other assets	64.2	58.6

Total assets	$4,652.0	$4,677.1

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$263.1	$235.7
Accrued expenses	498.2	540.1
Income taxes payable	0.9	5.6
Short-term borrowings	5.1	1.8
Current maturities of long-term debt	24.6	24.1

Total current liabilities	791.9	807.3

Long-term debt, less current maturities	1,309.3	1,305.9
Deferred income taxes	49.1	50.1
Other liabilities	520.0	552.6

Total liabilities	2,670.3	2,715.9

Commitments and contingencies
Stockholders' equity
Preferred stock	—	—
Common stock	7.4	7.4
Additional paid-in capital	885.8	886.8
Retained earnings	1,508.6	1,482.7
Accumulated other comprehensive loss	(196.4)	(176.8)
Treasury stock, at cost	(223.7)	(238.9)
Common stock held in grantor trust, at cost	(22.3)	(21.3)
Grantor trust liability	22.3	21.3

Total stockholders' equity	1,981.7	1,961.2

Total liabilities and stockholders' equity	$4,652.0	$4,677.1

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Quarter Ended March 31,
	2010	2009
Cash flows from operating activities
Net earnings	$38.7	$20.6
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	89.1	67.5
Provision for doubtful accounts receivable	1.6	0.4
Share-based compensation expense	10.3	11.3
Accreted interest on convertible debt	3.7	3.5
Amortization of pension and postretirement costs	4.8	4.0
U.S. pension trust contributions	(20.0)	—
Deferred income taxes	16.8	(9.8)
Changes in assets and liabilities, net of acquisitions
Trade and other receivables	2.5	33.7
Prepaid and other current assets	(16.6)	(1.9)
Inventories	(12.9)	(41.6)
Accounts payable and accrued expenses	(2.8)	8.8
Income taxes payable	(5.4)	9.7
Long-term lease receivables	(0.5)	4.3
Other	(11.1)	(4.8)

Net cash provided by operating activities	98.2	105.7

Cash flows from investing activities
Additions to property, plant and equipment	(34.3)	(30.9)
Additions to customer leased instruments	(36.9)	(29.6)
Purchase of investments	(15.1)	—
Payments for technology licenses and development	(2.5)	—

Net cash used in investing activities	(88.8)	(60.5)

Cash flows from financing activities
Dividends to stockholders	(12.9)	(10.8)
Proceeds from issuance of stock	25.0	11.1
Repurchase of common stock as treasury stock	(14.8)	—
Repurchase of common stock held in grantor trust	—	(1.3)
Excess tax benefits from share-based payment transactions	2.2	0.6
Net draw (payments) on lines of credit	3.6	(6.9)

Net cash provided by (used in) financing activities	3.1	(7.3)

Effect of exchange rates on cash and cash equivalents	(4.8)	(10.2)

Change in cash and cash equivalents	7.7	27.7
Cash and cash equivalents-beginning of period	288.8	120.0

Cash and cash equivalents-end of period	$296.5	$147.7

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BECKMAN COULTER, INC.

SEGMENT REVENUES (1)

(in millions)

(unaudited)

	Quarter Ended March 31,		Reported Growth %	Constant Currency Growth %(2)
	2010	2009
Clinical Diagnostics
Chemistry and Clinical automation	$323.0	$207.0	56.1%	51.8%
Cellular Analysis	239.1	213.5	12.0%	8.4%
Immunoassay and Molecular Diagnostics	213.7	176.9	20.8%	17.4%

Total Clinical Diagnostics	775.8	597.3	29.9%	26.1%

Life Sciences	105.3	94.2	11.8%	7.9%

Total revenues	$881.1	$691.5	27.4%	23.6%

(1)	Amounts may not foot due to rounding
(2)	Constant currency growth as presented herein represents -

Current period constant currency revenue less prior year reported revenue / Prior year reported revenue

Clinical Diagnostics

Chemistry and Clinical Automation includes:

•	Protein and rapid test products
•	Clinical Automation

Cellular includes:

•	Hematology
•	Coagulation
•	Flow cytometry and related products

Immunoassay and Molecular Diagnostics includes:

•	All immunoassay products
•	Molecular diagnostics products

Life Sciences includes:

•	Life science tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)
•	Industrial particle characterization

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BECKMAN COULTER, INC.

REVENUE BY GEOGRAPHY (1)

(in millions)

(unaudited)

	Quarter Ended March 31,		Reported Growth %	Constant Currency Growth %(2)
	2010	2009
Revenue by geography:
United States	$402.1	$356.1	12.9%	12.9%
Europe	205.6	144.8	42.0%	35.1%
Emerging Markets (3)	71.6	50.9	40.6%	32.6%
Asia Pacific	149.3	96.7	54.5%	47.5%
Other (4)	52.5	43.0	22.3%	9.4%

Total Revenues	$881.1	$691.5	27.4%	23.6%

(1)	Amounts may not foot due to rounding
(2)	Constant currency growth as presented herein represents -

Current period constant currency revenue less prior year reported revenue / Prior year reported revenue

(3)	Includes Eastern Europe, Russia, Middle East, Africa and India
(4)	Includes Canada and Latin America

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BECKMAN COULTER, INC.

SALES MIX (1)

(in millions)

(unaudited)

	2010
	Qtr 1	Qtr 2	Qtr 3	Qtr 4
Recurring revenue	$731.3
Cash instrument sales	149.8

Total revenues	$881.1

	2009
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$573.7	$629.0	$676.1	$766.4	$2,645.2
Cash instrument sales	117.8	127.7	146.7	223.2	615.4

Total revenues	$691.5	$756.7	$822.8	$989.6	$3,260.6

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$579.3	$618.7	$594.6	$610.0	$2,402.6
Cash instrument sales	151.2	179.6	164.2	201.3	696.3

Total revenues	$730.5	$798.3	$758.8	$811.3	$3,098.9

(1)	Amounts may not foot due to rounding

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING INCOME AND MARGIN TO

ADJUSTED OPERATING INCOME AND MARGIN (1) (2)

(in millions)

(unaudited)

	Quarter Ended March 31,
	2010	2009
GAAP operating income	$79.9	$39.6
Reconciling items:
Restructuring and acquisition related costs (a)	18.2	26.4
Olympus intangible asset amortization (b)	5.5	—

Adjusted operating income	$103.6	$66.0

GAAP operating margin	9.1%	5.7%

Impact of adjustments	2.7%	3.8%

Adjusted operating margin	11.8%	9.5%

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS (1) (2)

(in millions, except amounts per share)

(unaudited)

	Quarter Ended March 31,
	2010		2009
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$38.7	$0.54	$20.6	$0.32
Reconciling items:
Restructuring and acquisition related costs (a)	18.2	0.25	26.4	0.41
Olympus intangible asset amortization (b)	5.5	0.08	—	—
Foreign currency loss related to Olympus acquisition (c)	—	—	11.8	0.18

Adjustment for income taxes	(8.6)	(0.12)	(13.3)	(0.20)

Deferred tax asset write-off (d)	8.0	0.11	—	—

Adjusted net earnings	$61.8	$0.86	$45.5	$0.71

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED EBITDA (1) (2)

(in millions)

(unaudited)

	Quarter Ended March 31,
	2010	2009
GAAP net earnings	$38.7	$20.6

Income taxes	18.7	(2.4)
Interest expense	24.1	10.9
Depreciation and amortization	89.1	67.5

EBITDA	170.6	96.6

Reconciling items:

Restructuring and acquisition related costs (a)	18.2	26.4
Foreign currency loss related to Olympus acquisition (c)	—	11.8

Adjusted EBITDA	$188.8	$134.8

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP TAX RATE TO ADJUSTED TAX RATE (1) (2)

(in millions)

(unaudited)

	Quarter Ended March 31,
	2010	2009
GAAP tax rate	32.6%	(13.2)%
Reconciling items:
Restructuring and acquisition related costs (a)	4.0%	23.2%
Olympus intangible asset amortization (b)	1.1%	—
Foreign currency loss related to Olympus acquisition (c)	—	9.3%
Deferred tax asset write-off (d)	(13.9)%	—

Adjusted tax rate	23.8%	19.3%

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF FREE CASH FLOW

(in millions)

(unaudited)

	Quarter Ended March 31,
	2010	2009
Net cash provided by operating activities	$98.2	$105.7
Additions to property, plant and equipment	(34.3)	(30.9)
Additions to customer leased instruments	(36.9)	(29.6)

Free cash flow	$27.0	$45.2

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